Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Appointment of Katherine Davisson to its Board of Directors

MECHANICSBURG, PENNSYLVANIA – April 16, 2021 – Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced the appointment of Katherine R. Davisson to its Board of Directors (the “Board”), effective immediately. Ms. Davisson’s Board term will expire at Select Medical’s 2022 Annual Meeting of Stockholders, at which time she will stand for election along with the other director nominees standing for election at that meeting.

“We are very pleased to welcome Katherine Davisson to the Select Medical Board of Directors,” said Robert A. Ortenzio, Executive Chairman and Co-Founder of Select Medical. “Ms. Davisson brings to Select Medical over two decades of financial services and non-profit leadership experience. She brings an important perspective and will be a valued addition to the Board.”

Katherine Davisson joins the Board with over 20 years of financial services industry experience. After starting her career in Mergers & Acquisitions at Morgan Stanley, Ms. Davisson spent over a decade in the Equities Division of Goldman Sachs, where she was promoted to Managing Director in 2002. Following her time on Wall Street, Ms. Davisson moved into investment management and led Investor Relations at Eton Park Capital Management and Tremblant Capital Group.

In 2017, Ms. Davisson shifted her focus to the non-profit sector and joined the World Economic Forum to lead its infrastructure-related activities. She left her role as Head of Cities, Infrastructure and Urban Services in 2020 to pursue other non-profit related interests. In addition to her leadership experience at the World Economic Forum, Ms. Davisson has held senior leadership roles on the boards of several non-profit organizations including Bottomless Closet, where she remains an active board member and served as Chair of the Governance Committee from 2016-2020 and Vice President of the organization in 2020. She previously served on the Executive and Audit Committees of JA Worldwide (formerly Junior Achievement) from 2003-2008.

Ms. Davisson received her Bachelor of Science degree in Commerce, with Highest Distinction, from the University of Virginia and her Master of Business Administration degree from the Harvard Graduate School of Business Administration.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of December 31, 2020, Select Medical operated 99 critical illness recovery hospitals in 28 states, 30 rehabilitation hospitals in 12 states, and 1,788 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical's joint venture subsidiary Concentra operated 517 occupational health centers in 41 states. Concentra also provides contract services at employer worksites. At December 31, 2020, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation